Exhibit 5.2

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

Toronto Montréal Calgary Ottawa Vancouver New York	April 20, 2022 Bank of Montreal 100 King Street West 1 First Canadian Place Toronto, Ontario Canada M5X 1A1 Dear Sirs/Mesdames:

Bank of Montreal – Form F-3 Registration Statement

We have acted as Canadian counsel to Bank of Montreal (the “Bank”) in connection with the registration under the United States Securities Act of 1933 (the “Act”) of up to U.S.$42,000,000,000 aggregate amount or the equivalent thereof in other currencies of (i) common shares (the “Common Shares”), (ii) class A preferred shares (the “Class A Shares”), (iii) class B preferred shares (the “Class B Shares” and, collectively with the Common Shares and the Class A Shares, the “Shares”), (iv) senior debt securities (the “Senior Debt Securities”), to be issued pursuant to a senior indenture dated January 25, 2010 between the Bank and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee, as may be supplemented by one or more supplemental indentures (the “Senior Debt Indenture”), and (v) subordinated debt securities (the “Subordinated Debt Securities” and, collectively with the Senior Debt Securities, the “Debt Securities”), to be issued pursuant to an indenture dated as of December 12, 2017 between the Bank and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee, as may be supplemented by one or more supplemental indentures (the “Subordinated Debt Indenture”).

We have examined certain portions of the following:

(i)	the Senior Debt Indenture;

(ii)	the Subordinated Debt Indenture;

(iii)	the registration statement of the Bank on Form F-3 dated April 20, 2022 (the “Registration Statement”); and

(iv)	the prospectus of the Bank included in the Registration Statement (the “Prospectus”).

For the purposes of our opinions below, we have examined such statutes, public and corporate records, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies. For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed that each of the Senior Debt Indenture and the Subordinated Debt Indenture has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, each party thereto other than the Bank.

In giving this opinion, we express no opinion as to any laws other than, at the date hereof, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

With respect to the continuing existence of the Bank as a Schedule I bank under the Bank Act (Canada) referred to in paragraph 1 below, we have relied, without independent investigation or verification, exclusively upon a Certificate of Confirmation dated April 19, 2022 issued by the Office of the Superintendent of Financial Institutions (“OSFI”), which certificate we assume is accurate as of the date hereof.

With respect to the opinions set forth in paragraph 5 below, we have assumed that the trustee under the Subordinated Debt Indenture, or at least one of the trustees under the Subordinated Debt Indenture, if more than one trustee is at any time appointed under the Subordinated Debt Indenture, will be a trust company pursuant to subsection 57(2) of the Trust and Loan Companies Act (Canada) or a body corporate that is incorporated by or under an act of the legislature of a province of Canada and authorized to carry on business as a trustee.

We draw to your attention that under capital adequacy requirements adopted by the OSFI, in order to qualify as regulatory capital, Subordinated Debt Securities issued after January 1, 2013 must include terms providing for the full and permanent conversion of those Subordinated Debt Securities into Common Shares upon the occurrence of certain trigger events relating to financial viability (“Non-Viability Contingent Capital Provisions”). With respect to the opinions set forth in paragraph 3 below in respect of Subordinated Debt Securities and with respect to the opinions set forth in paragraph 5 below, we have assumed that the specific terms of any Non-Viability Contingent Capital Provisions for any Subordinated Debt Securities that the Bank issues will be described in one or more supplements or amendments to the Subordinated Debt Indenture reviewed by us.

Further, we draw to your attention that some Debt Securities specified in the applicable prospectus supplements or pricing supplements, as applicable, as being “bail-inable debt securities” may be subject to conversion in whole or part into common shares of the Bank or its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada).

Based and relying upon and subject to the qualifications set forth herein, we are of the opinion that:

1.	The Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to create, issue and sell the Shares and the Debt Securities.

2.

When the creation of the Shares has been duly authorized by the Bank and when the terms of particular Shares and the issuance and sale of such Shares have been duly authorized by all necessary corporate action, and when such Shares have been duly executed and issued and delivered against payment therefor as contemplated in the Registration Statement and the Prospectus and any applicable agreement of purchase and sale, such Shares will be validly issued and fully-paid and non-assessable.

3.

When the creation of the Debt Securities has been duly authorized by the Bank and when the terms of particular Debt Securities and the issuance and sale of such Debt Securities have been duly authorized by all necessary corporate action in conformity with the Senior Debt Indenture or the Subordinated Debt Indenture, as applicable, and when such Debt Securities have been duly executed, authenticated and issued in accordance with the Senior Debt Indenture or the Subordinated Debt Indenture, as applicable, and delivered against payment therefor as contemplated in the Registration Statement and the Prospectus and any applicable agreement of purchase and sale, such Debt Securities will be validly issued.

4.

The Senior Debt Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank, and does, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitute a legal, valid and binding obligation of the Bank enforceable against it in accordance with its terms.

5.

The Subordinated Debt Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank, and does, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitute a legal, valid and binding obligation of the Bank enforceable against it in accordance with its terms.

The opinions set forth in paragraphs 4 and 5 above as to the enforceability of the Senior Debt Indenture and the Subordinated Debt Indenture are subject to the following qualifications:

(i)

enforceability may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally;

(ii)

enforceability may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction;

(iii)

pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and

(iv)

enforceability will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of the Senior Debt Indenture or the Subordinated Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.

The opinions expressed herein are provided solely for the benefit of the addressees in connection with the filing of the Registration Statement with the United States Securities and Exchange Commission and are not to be transmitted to any other person, nor are they to be relied upon by any other person or for any other purpose or referred to in any public document or filed with any government agency or other person without our prior express consent. The opinions expressed herein may be relied upon by Sullivan & Cromwell LLP for the purposes of its opinion dated the date hereof addressed to the Bank with respect to the subject matter hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others” in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP